EXHIBIT 99.2

ITEM 8 INFORMATION

Consistent with the disclosure in the Form S-1 filed with the SEC on February 7, 2020, the Reporting Persons are filing this Amendment to clarify that the reporting Persons and Ontario Teachers’ Plan Pension Board (“OTPP”) are members of a “group,” as defined in Rule 13d-5 of the Securities Exchange Act of 1934, as amended, with respect to the Issuer’s Class A Common Stock.

Please refer to OTPP’s Schedule 13G filing for additional information with respect to OTPP’s beneficial ownership of the Issuer’s Class A Common Stock.